Exhibit 99.1

PFF BANCORP INC. DECLARES QUARTERLY DIVIDEND AND

ANNOUNCES NEW STOCK REPURCHASE AUTHORIZATION

RANCHO CUCAMONGA, Calif., May 23, 2007 - (BUSINESS WIRE) - PFF Bancorp Inc., (NYSE:PFB), the holding company for PFF Bank & Trust, Glencrest Investment Advisors, Inc. and Diversified Builder Services, Inc., today announced that its Board of Directors declared a quarterly cash dividend of $0.19 per share payable on June 29, 2007, to shareholders of record as of June 15, 2007.

The Company also today announced that its Board of Directors has authorized the addition of 1.0 million shares to the 227,910 shares remaining as of May 23, under its previous repurchase authorization.  Shares of common stock will be repurchased in open market transactions as market conditions permit.  At March 31, 2007 the Company had 24,108,834 shares outstanding.

Contact:

Gregory C. Talbott

Senior Executive Vice President, COO/CFO

PFF Bancorp, Inc.

9337 Milliken Ave.

Rancho Cucamonga, CA 91729

(909) 941-5426